EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS 2Q EPS LOSS OF $0.03

CHARLOTTE, N.C. (August 17, 2017) – The Cato Corporation (NYSE: CATO) today reported a net loss of $0.9 million or a loss of $0.03 per diluted share for the second quarter ended July 29, 2017, compared to net income of $15.9 million or $.57 per diluted share for the second quarter ended July 30, 2016. Sales for the second quarter were $205.0 million, or a decrease of 13% from sales of $236.7 million for the second quarter ended July 30, 2016. The Company’s same-store sales for the quarter decreased 14% to last year.

“Negative sales trends continue to put severe pressure on merchandise margins and profitability as we continue to work through our merchandise missteps,” stated John Cato, Chairman, President, and Chief Executive Officer. “It is taking longer to work through these issues than expected and we expect full year earnings to be significantly below last year.”

Gross margin decreased 590 basis points to 31.1% as a percent of sales primarily due to lower merchandise margins. SG&A expenses as a percent of sales increased 280 basis points to 31.4% during the quarter primarily due to deleveraging of expenses due to large decreases in sales. Income tax for the quarter was a benefit of $1.2 million compared to an expense of $2.1 million last year. The Company ended the quarter with cash and short-term investments of $237.3 million.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	5
(704) 554-8510

During the second quarter, the Company opened two stores and relocated one store. The Company now expects to open six new stores during 2017, down from our last estimate of 13 stores due to the economics of opening stores is not as feasible with current sales trends. As of July 29, 2017, The Cato Corporation operated 1,374 stores in 33 states, compared to 1,373 stores in 33 states as of July 30, 2016.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	6
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED JULY 28, 2017 AND JULY 30, 2016

(Dollars in thousands, except per share data)

		Quarter Ended				Six Months Ended
	July 29,	%	July 30,	%	July 29,	%	July 30,	%
	2017	Sales	2016	Sales	2017	Sales	2016	Sales
REVENUES
Retail sales	$205,026	100.0%	$236,654	100.0%	$442,681	100.0%	$522,151	100.0%
Other revenue (principally finance,
late fees and layaway charges)	1,935	0.9%	2,233	0.9%	4,021	0.9%	4,709	0.9%
Total revenues	206,961	100.9%	238,887	100.9%	446,702	100.9%	526,860	100.9%
GROSS MARGIN (Memo)	63,768	31.1%	87,595	37.0%	155,640	35.2%	209,119	40.0%
COSTS AND EXPENSES, NET
Cost of goods sold	141,258	68.9%	149,059	63.0%	287,041	64.8%	313,032	60.0%
Selling, general and administrative	64,280	31.4%	67,555	28.6%	128,062	28.9%	138,626	26.5%
Depreciation	4,882	2.4%	5,672	2.4%	9,942	2.3%	11,348	2.2%
Interest and other income	(1,329)	-0.7%	(1,377)	-0.6%	(2,272)	-0.5%	(4,305)	-0.8%
Cost and expenses, net	209,091	102.0%	220,909	93.4%	422,773	95.5%	458,701	87.8%

Income before income taxes	(2,130)	-1.0%	17,978	7.6%	23,929	5.4%	68,159	13.1%
Income tax (benefit)/expense	(1,249)	-0.6%	2,091	0.9%	2,578	0.6%	16,398	3.1%
Net (loss)/income	$(881)	-0.4%	$15,887	6.7%	$21,351	4.8%	$51,761	9.9%

Basic earnings per share	$(0.03)		$0.57		$0.82		$1.86
Diluted earnings per share	$(0.03)		$0.57		$0.82		$1.86

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	7
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 29,	January 28,
	2017	2017
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$77,746	$47,234
Short-term investments	159,887	201,233
Restricted cash	3,703	3,691
Accounts receivable - net	29,555	30,336
Merchandise inventories	106,197	145,682
Other current assets	14,451	15,632
Total Current Assets	391,539	443,808
Property and equipment – net	122,457	126,386
Noncurrent Deferred Income
Taxes	12,386	13,773
Other assets	22,657	22,357
TOTAL	$549,039	$606,324
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:	$137,525	$171,912
Noncurrent Liabilities	48,910	50,509
Stockholders' Equity	362,604	383,903
TOTAL	$549,039	$606,324

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	8
(704) 554-8510